Exhibit 10.2

December 11, 2005

Mr. Vesa Suomalainen
11864 174th Place NE
Redmond, WA 98052

Dear Vesa:

When executed by you and by Mohen, Inc. (the "Company") this document will constitute an employment agreement between you and the Company, as follows:

1.
The Company hereby employs you on a full-time basis as Chief Technology Officer. Your performance of services hereunder shall be subject to the direction and control of the Board of Directors of the Company, or Chief Executive Officer of the Company, or their respective designees. You agree to accept and perform without further consideration the duties of such offices, directorships and titles to which you are elected or named by the Company.

2.
Compensation: In consideration of and in full payment for the due and faithful performance of the services rendered by you hereunder, the Company shall pay you and you agree to accept a salary at the rate of $125,000 per annum, commencing after the receipt of funds from our intuitional round of financing, or equivalent. On the second year after your salary payments commence, it will increase to $175,000. There shall be at least an annual review of your Compensation in each subsequent year, no later than the anniversary dates of the commencement of the term hereof based on your performance, but the Company shall not be obligated to change your compensation. Payments to you of salary hereunder shall be made periodically on the date established by the Company for payment of other executive employees, but no less frequently than once a quarter, at the end of the calendar quarter. All payments under this agreement shall be subject to all deductions and withholdings required by law and shall be subject to the condition of your full compliance with all of the terms hereof. You will be entitled to reimbursement for reasonable expenses incurred by you in connection with your employment upon the presentation of proper vouchers therefore in accordance with the usual procedures of the Company.

You will also be granted 240,000 common shares of stock. This is in addition to the 400,000 shares you have been granted previously. In the event you resign from the company prior September 1, 2007, you agree to sell the shares back to the company at the original valuation price as follows:

- 240,000 shares (100% of the grant) if you resign prior to September 1, 2006

- 80,000 shares (33.3% of the grant) if you resign prior to September 1, 2007

3.
Benefits: You will be entitled to participate in and receive benefits under and in accordance with the provisions of the Company's employee benefit plans or programs now or hereafter in effect that are applicable to you.

4.
Termination: During the term of this agreement, the Company may terminate your employment hereunder for just cause, including but not limited to, dereliction of duty or inability, refusal or failure to perform your services required hereunder. If such inability, refusal or failure to perform services is by reason of illness or disability, to the extent that you are unable to perform your duties hereunder for a period of six months or longer, the Company may forthwith, or at any time thereafter while such inability continues, terminate your employment hereunder by giving you notice, before or after the expiration of such six-month period.

5.
Inventions: (a) For purposes of this Agreement, "Invention" shall mean (i) any and all machines, apparatuses, compositions of matter, methods, know-how, processes, designs, configurations, uses thereof, or writings of any kind, including without limitation computer software and supporting documentation, discovered, conceived, developed, made or produced, or any improvements to them, and shall not be limited to the definition of an invention contained in the United States patent laws; (ii) all matters subject to copyright protection under the United States copyright laws; and (iii) all matters subject to trademark protection under trademark laws of the United States or those of any state or under, common law.

(b) You understand and agree that all Inventions, or patents, trademarks or copyrights relating thereto, which have or may have a material importance to the business of the Company and which are conceived or made by you during your employment by the Company, either alone or with others, are the sole and exclusive property of the Company, whether or not they are conceived or made during regular working hours, except to the extent generally known or knowable by persons generally knowledgeable in the computer software fields.

(c) You hereby assign and agree to assign to the Company all present or future right, title and interest in and to all Inventions referred to in Clause (b) of this section 5 and agree not to disclose any of such Inventions to others without the written consent of the Company, except as required by the conditions of your employment hereunder.

(d) You agree that without further consideration you will at any time and from time to time during and after your employment by the Company, on the request of the Company, (i) execute specific documents of assignment in favor of the Company, or its nominee, of any of the Inventions covered by this Agreement, (ii) execute all papers and perform all acts the Company considers necessary or advisable for the preparation, application, procurement, maintenance, enforcement, and defense of patent applications and patents of the United States and foreign countries for such Inventions, for the perfection or enforcement of any trademarks or copyrights relating to such Inventions, and for the transfer of any interest you may have in such Inventions (provided, however, that, after the term of this Agreement, unless your employment was terminated for cause, you shall be entitled to reasonable compensation for more than incidental time and effort required to be expended to fulfill your responsibilities under this clause (i) and (ii), execute any and all papers and documents which the Company considers to be necessary to vest sole right, title and interest in the Company or its nominee in and to the above Inventions, patent applications, patents, or any trademarks or copyright applications therefore relating thereto. You will execute all documents (including those referred to above) and do all other acts which the Company considers necessary to assist in the preservation of all the Company's interests in such Inventions.

6.
Confidentiality and Non-Compete: (a) For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of the Company that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) Company information encompassed in all drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts, or ideas used in and which have or may have a material importance to the business of the Company, including without limitation, computer software and supporting documentation relating to the Project.

b) You agree to regard and, to the best of your ability, to preserve as confidential all proprietary information pertaining to the Company's business that has been or may be obtained by you during your employment with the Company, whether you have such information in your memory or in writing or other physical form.

c) Upon termination of your employment hereunder, you shall deliver up to the Company all Proprietary information, including without limitation, all lists of customers, correspondence, accounts, records, and any other documents or property made or held by you or under your control in .relation to the business affairs of the Company or its affiliates, and no copy of any such proprietary information shall be retained by you.

d) Non-Compete, for the term of this agreement, and for one year afterwards, you agree not to compete with the Company.

7.
In the event of a breach or threatened breach by you of any of the provisions of either paragraphs 5 or 6, the Company shall be entitled to an injunction restraining you from the commission of such breach, and any violation by you of any of the provisions of either such paragraph will be grounds for immediate termination of this agreement and your employment hereunder for cause.

8.
The Company may assign this agreement and all its rights hereunder to any entity controlling, controlled by, or under common control with the Company. You may not at any time assign this agreement nor any right or interest hereunder.

9.
Any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally to you or to the President of the Company, or duly mailed. to the other party by prepaid registered or certified mail, return receipt requested. The address for notices shall be (a) for you, the one set forth above; and (b) for the Company: MOHEN INC., 14 Garden Place, Garden City, NY 11530.

10.
If any provision of this agreement or the application thereof shall for any reason be invalid or unenforceable, such provision shall be limited only to the extent necessary in the circumstances to make such provision valid or enforceable and its partial or total invalidity or unenforceability shall in any event not affect the remaining provisions of this agreement, which shall continue in full force and effect.

11.
This agreement shall be construed according to the laws of the State of New York; constitutes the entire understanding between the parties, and cannot be changed or terminated orally but only by an instrument in writing signed by both parties hereto, and cancels and supersedes all prior oral or written understandings and agreements between the parties hereto.

If this is in agreement with your understanding, kindly so indicate by signing in the space provided below.

MOHEN INC.

By:	/s/ [illegible signature]

Title

ACCEPTED AND AGREED TO:

/s/ Vesa Suomalainen

DATE:  December 12, 2005